PROMISSORY NOTE

$59,000.00	Dated: February 6, 2009

FOR VALUE RECEIVED, INFINITE GROUP, INC., a corporation with offices at 60 Office Park Way, Pittsford, NY 14534 (the "Borrower"), hereby promises to pay to DAVID N. SLAVNY AND LEAH A. SLAVNY, individuals residing at 20 Cobble Creek Road, Victor NY 14564 (collectively, the "Lender"), the principal sum of Fifty Nine Thousand Dollars ($59,000.00), plus interest at the annual rate of eleven percent (11%), in lawful money of the United States of America.

1.
Interest payments shall be payable on the first day of each month during the term of this Promissory Note ("Note") commencing March 1, 2009, and all principal and unpaid interest shall be due and payable on July 1, 2010.

2.	Borrower shall have the right, at its option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount of this Note at any time.

3.
The Lender shall have the right in their sole discretion upon written notice to the Borrower, to convert all or part of the principal amount of the Note, together with accrued and unpaid interest, for common stock of the Borrower at the conversion rate of $.16 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc.

4.
The conversion of the Note and accrued interest thereon to common stock shall be limited such that the Borrower incurs no limitation of the use of its net operating loss carryforwards, which may be triggered by a change of control involving one or more 5% shareholders.  The Borrower shall provide Lender with sufficient information, including the opinion of an accountant or attorney reasonably acceptable to Lender, prior to completing the conversion to document that a change of control will not occur as a result of Lender's request to convert all of part of the Notes and/or accrued interest.

5.
If one or more holders of convertible promissory notes exist with conversion rights that may result in ownership of 5% or more of the common stock of Borrower, then Borrower shall provide timely notification to all other such promissory note holders of Lender's request for conversion of promissory notes and/or accrued interest to common stock.  Such notice shall provide the other such note holders an opportunity to request a conversion within ten business days of notification.  The Borrower shall include all such conversion requests in aggregate and document that a change of control has not occurred prior to completing each note holder's conversion.  Lender agrees to adjust its request for conversion on a pari passu basis with each other note holder's request so that a change of control does not occur when all notes holder's conversion requests are considered in aggregate.

6.
If the Borrower closes a transaction with another third party or parties that results in a change of control that triggers limitations of its net operating loss carryforwards, then the provisions of sections 4 and 5 shall no longer be in effect.

7.
Upon the occurrence of any of the following events of default, the entire indebtedness evidenced by this Note, including expenses of collection, shall immediately become due and payable without further notice, presentation or demand:

(i) The failure to pay a monthly installment within ten (10) days of its due date following the Lender's written notice of default and demand;

(ii) The bankruptcy of Borrower or the filing by Borrower of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Borrower which shall be consented to or permitted to remain undismissed or unstayed for ninety (90) days; or the making by Borrower of an assignment for the benefit of creditors;

(iii) The taking of any judgment against Borrower, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof; or

(iv) The assignment of this Note by Borrower, provided, however, that Borrower may assign this Note to any person or entity that controls, is controlled by or is under common control with, Borrower.

8.
No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for herein, shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

9.
Lender shall not, without the express prior written consent of Borrower, assign, sell, gift or otherwise transfer this Note to any third party, provided, however, that Lender may assign this Note to any person or entity that controls, is controlled by or is under common control with, Lender without the prior consent of Borrower.

10.
This Note is secured by in accordance with that certain Collateral Security Agreement dated December 31, 2005 by and between the Lender and the Borrower, as amended by the certain Modification Agreement to Collateral Security Agreement dated October 23, 2008.

11.	Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorneys’ fees and expenses incurred by Lender.

12.	This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date set forth above.

INFINITE GROUP, INC.

By:	/s/ Michael S. Smith
Michael S. Smith
Chief Executive Officer